Exhibit No. (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-49050, 33-58402, 33-64689, 333-02607, 333-06996, 333-17367, 333-173725, 333-43647, 333-94139, 333-51922, 333-61010, 333-62358, 333-89314, 333-104099, 333-115347, 333-155380, 333-161986, and 333-163891 all on Form S-8 and Nos. 333-144828 and 333-167886 on Form S-3 of our reports dated February 22, 2013, relating to the consolidated financial statements and financial statement schedule of Kimberly-Clark Corporation and subsidiaries (the “Corporation”) (which report expresses an unqualified opinion on those financial statements and financial statement schedule) and the effectiveness of the Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Corporation for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Dallas, Texas
February 22, 2013